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NEWS RELEASE

ION reports fourth quarter and year end 2015 results
4Q 15 revenues of $77.5 million and EPS (adjusted 1-for-15 stock split) of $(0.51)
Total liquidity of $124.9 million at year end

HOUSTON – February 10, 2016 – ION Geophysical Corporation (NYSE: IO) today reported a fourth quarter 2015 net loss of $5.5 million on revenues of $77.5 million, or $(0.51) per share, compared to a net loss of $180.9 million on revenues of $136.8 million, or $(16.51) per share, in fourth quarter 2014. Excluding special items, ION's fourth quarter 2014 adjusted net loss was $11.0 million, or $(1.01) per share. The per share amounts for both years have been adjusted to reflect a 1-for-15 reverse stock split that went into effect on February 4, 2016.
For the full year 2015, the Company reported a net loss of $25.1 million on revenues of $221.5 million, or $(2.29) per share, compared to a net loss of $128.3 million on revenues of $509.6 million, or $(11.72) per share, in 2014. Both periods included special items related to reductions in the accrual for the WesternGeco legal matter, in addition to restructuring and other special items. Excluding special items, the Company's full year adjusted net loss was $118.7 million, or $(10.83) per share, compared to an adjusted net loss of $34.1 million, or $(3.12) per share, in 2014. A reconciliation of special items for 2015 and 2014 can be found in the financial tables of this press release.
At December 31, 2015, the Company's total liquidity was $124.9 million consisting of cash and cash equivalents of $84.9 million and $40.0 million available on the Company's credit facility. The Company generated positive net cash flows before financing activities of $0.4 million during the fourth quarter 2015, compared to $45.0 million in fourth quarter 2014. For the full year 2015, the Company consumed net cash before financing activities of $80.1 million while generating $81.0 million of cash before financing activities in 2014.
The Company reported a positive Adjusted EBITDA for fourth quarter 2015 of $18.4 million, compared to $25.3 million one year ago. Full year 2015 Adjusted EBITDA was $(41.6) million, compared to $108.3 million in 2014. A reconciliation of Adjusted EBITDA can be found in the financial tables of this press release.
Brian Hanson, the Company’s President and Chief Executive Officer, commented, “As anticipated, 2015 was an enormously challenging year for ION, as it was for our peers and E&P customers. Steadily deteriorating oil prices resulted in declining revenues, followed by industry-wide operational and financial restructurings. Through our cost reduction initiatives during the year, we were able to appropriately scale our businesses to bring them in line with our lower revenue streams, while maintaining our core capabilities and continuing to strategically invest in commercial opportunities and research & development of new technologies. Consistent with our asset light strategy, we are ready to scale up or down as business dictates.
“As usual, our fourth quarter was our strongest, with data library revenues up 6% over fourth quarter 2014. In addition, we generated revenues from our newly-acquired, industry-funded MexicoSPANTM program, delivering fast track data to our E&P customers in advance of Mexico's Round 1. However, the continued softness in other areas of our business more than offset the increase in our data library revenues.
“In the data processing arena, we were recently awarded an extension to our existing multi-year contract with Pemex, the national oil company of Mexico, under which we are providing a broad range of seismic data processing for multiple offshore and onshore surveys. Pemex plans to continue to invest in hydrocarbon exploration and production in the years ahead, and this contract extension was a solid vote of confidence in our ability to employ our differentiated technologies to deliver superior images within Pemex’s required timeframes.
“We are pleased with our fourth quarter cash results, having generated a slight positive net cash flow before financing activities. Taking into consideration our stock buybacks from our recently implemented stock repurchase program and debt repayments, we consumed only $3 million in cash. This slight use of cash was a significant improvement from our cash burn earlier in the year and results from our cost reductions taken earlier in the year.
“Looking ahead, we believe that the exploration landscape in 2016, as it impacts our business, will be similar to 2015. As commodity prices continue to decline and as many of our E&P customers have not yet finalized their 2016 budgets, we expect our first quarter to be our weakest, with improvement expected in the back half of the year. We believe our current liquidity, coupled with our cost reduction initiatives, will enable us to continue to weather the storm. We do not expect to see early signs of recovery in the markets we serve until sometime in 2017.”
FOURTH QUARTER 2015
The Company's segment revenues for the fourth quarter were as follows (in thousands):

	Three Months Ended December 31,
	2015	2014	% Change
Solutions	$63,256	$80,170	(21)%
Systems	8,536	16,469	(48)%
Software	5,674	8,411	(33)%
Ocean Bottom Services	—	31,790	—
Total	$77,466	$136,840	(43)%
Within the Solutions segment, new venture revenues were $13.0 million, a 41% decrease from fourth quarter 2014; data library revenues were $38.4 million, an increase of 6%; and data processing revenues were $11.9 million, a 46% decrease. While all businesses within the Solutions segment continue to be impacted by the slowdown in exploration spending, data library revenues showed improvement year over year due to increased sales of the Company's Latin American data libraries.
The decrease in Systems segment revenues was primarily due to a reduction in new marine positioning system sales and repair and replacement revenues, attributable to reduced activity by seismic contractors that have taken vessels out of service.
The decrease in Software segment revenues was primarily due to lower Orca® licensing revenues. While Software segment revenues declined 33% year over year, the segment generated positive gross and operating margins of 66% and 33%, respectively, during the quarter.
The Company’s Ocean Bottom Services segment was impacted by the OceanGeo crew being idle, resulting in a lack of revenue generation in fourth quarter 2015. OceanGeo is actively pursuing several tenders for long-term work in 2016.
Consolidated gross margins were 29%, compared to adjusted gross margins of 34% in fourth quarter 2014. Operating margins were 0%, compared to adjusted operating margins of 4% in the prior year quarter. The decreases in gross and operating margins were driven by the significant decline in revenues across all business segments. These decreases were partially offset by the Company’s ongoing cost reduction efforts that have taken out approximately $80 million of costs on an annualized basis.
As the Company wrote its investment in INOVA Geophysical down to zero at the end of 2014, it did not record any losses on its share of the joint venture in fourth quarter 2015, compared to its share of losses, including the write-down, of $40.5 million in fourth quarter 2014.
FULL YEAR 2015
The Company's segment revenues for the full year were as follows (in thousands):

	Years Ended December 31,
	2015	2014	% Change
Solutions	$157,250	$277,904	(43)%
Systems	36,269	88,417	(59)%
Software	27,994	39,993	(30)%
Ocean Bottom Services	—	103,244	—
Total	$221,513	$509,558	(57)%
Within the Solutions segment, new venture revenues were $48.3 million, a 51% decrease from 2014; data library revenues were $63.3 million, a 4% decrease; and data processing revenues were $45.6 million, a 60% decrease. While all businesses within the Solutions segment were impacted by the slowdown in exploration spending, data library revenues remained relatively stable, declining by only 4% year over year.
The decrease in Systems segment revenues was primarily due to a reduction in new marine positioning system sales and repair and replacement revenues, attributable to reduced activity by seismic contractors that have taken vessels out of service.
Software segment revenues were down primarily due to lower Orca licensing revenues and, to a lesser extent, the effects of foreign currency translation. While Software segment revenues declined 30% from 2014, the segment generated positive gross and operating margins of 64% and 35%, respectively, during 2015.
The Company’s Ocean Bottom Services segment was impacted by the OceanGeo crew being idle, resulting in a lack of revenue generation in 2015.
Full year 2015 operating expenses, as adjusted, were $105.4 million, a 28% reduction compared to $146.8 million in 2014. This reduction resulted from the Company's cost reduction efforts throughout 2015.
Consolidated adjusted gross margins were 5%, compared to adjusted gross margins of 34% in 2014. Adjusted operating margins were (42)%, compared to adjusted operating margins of 5% in the prior year. The decreases in gross and operating margins were driven by the significant decline in revenues within the Solutions and Systems segments and, to a lesser extent, the Software segment, and from the lack of revenues generated in the Company’s Ocean Bottom Services segment.
The Company did not recognize any equity losses related to INOVA Geophysical in 2015, compared to equity losses of $49.5 million in 2014.
Income tax expense was $4.0 million for full year 2015, related to income from the Company's non-U.S. businesses. This foreign tax expense has not been offset by the tax benefits on losses within the U.S. and other jurisdictions, from which the Company cannot currently benefit, resulting in an income tax expense on a consolidated pre-tax loss.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, February 11, 2016, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 25, 2016. To access the replay, dial (877) 660-6853 and use pass code 13628608#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit www.iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from OceanGeo, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with pending and future litigation, including the risk that the Company does not prevail in its appeal of the judgment in the lawsuit with WesternGeco and that the ultimate outcome of the lawsuit could have a material adverse effect on the Company’s financial results and liquidity; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the performance of OceanGeo; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2015.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Service revenues	$63,562	$112,552	$160,480	$384,938
Product revenues	13,904	24,288	61,033	124,620
Total net revenues	77,466	136,840	221,513	509,558
Cost of services	47,582	77,930	179,816	278,627
Cost of products	6,667	20,892	33,295	68,608
Impairment of multi-client data library	399	100,100	399	100,100
Gross profit (loss)	22,818	(62,082)	8,003	62,223
Operating expenses:
Research, development and engineering	4,949	10,755	26,445	41,009
Marketing and sales	7,118	12,072	30,493	39,682
General, administrative and other operating expenses	11,131	27,843	51,697	76,177
Impairment of goodwill and intangible assets	—	23,284	—	23,284
Total operating expenses	23,198	73,954	108,635	180,152
Income (loss) from operations	(380)	(136,036)	(100,632)	(117,929)
Interest expense, net	(4,667)	(4,603)	(18,753)	(19,382)
Equity in losses of investments	—	(40,458)	—	(49,485)
Other income (expense)	240	5,890	98,275	79,860
Loss before income taxes	(4,807)	(175,207)	(21,110)	(106,936)
Income tax expense	447	6,321	4,044	20,582
Net loss	(5,254)	(181,528)	(25,154)	(127,518)
Net (income) loss attributable to noncontrolling interests	(290)	650	32	(734)
Net loss attributable to ION	$(5,544)	$(180,878)	$(25,122)	$(128,252)
Net income (loss) per share:
Basic	$(0.51)	$(16.51)	$(2.29)	$(11.72)
Diluted	$(0.51)	$(16.51)	$(2.29)	$(11.72)
Weighted average number of common shares outstanding:
Basic	10,893	10,953	10,957	10,939
Diluted	10,893	10,953	10,957	10,939

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$84,933	$173,608
Accounts receivable, net	44,365	114,325
Unbilled receivables	19,937	22,599
Inventories	32,721	51,162
Prepaid expenses and other current assets	14,807	13,662
Total current assets	196,763	375,356
Deferred income tax asset	—	8,604
Property, plant, equipment and seismic rental equipment, net	72,027	69,840
Multi-client data library, net	132,237	118,669
Goodwill	26,274	27,388
Intangible assets, net	4,810	6,788
Other assets	6,305	10,612
Total assets	$438,416	$617,257
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$7,912	$7,649
Accounts payable	29,799	36,863
Accrued expenses	34,287	65,264
Accrued multi-client data library royalties	25,045	35,219
Deferred revenue	6,560	8,262
Total current liabilities	103,603	153,257
Long-term debt, net of current maturities	178,408	182,945
Other long-term liabilities	44,365	143,804
Total liabilities	326,376	480,006
Redeemable noncontrolling interest	—	1,539
Equity:
Common stock	107	110
Additional paid-in capital	894,715	889,284
Accumulated deficit	(759,531)	(734,409)
Accumulated other comprehensive loss	(14,781)	(12,807)
Treasury stock	(8,551)	(6,565)
Total stockholders’ equity	111,959	135,613
Noncontrolling interests	81	99
Total equity	112,040	135,712
Total liabilities and equity	$438,416	$617,257

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Cash flows from operating activities:
Net loss	$(5,254)	$(181,528)	$(25,154)	$(127,518)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization (other than multi-client library)	6,867	6,667	26,527	27,656
Amortization of multi-client data library	11,253	18,360	35,784	64,374
Stock-based compensation expense	1,312	1,649	5,486	8,707
Equity in losses of investments	—	40,458	—	49,485
Gain on sale of Source product line	—	—	—	(6,522)
Gain on sale of cost method investments	—	(5,463)	—	(5,463)
Reduction of loss contingency related to legal proceedings	—	—	(101,978)	(69,557)
Impairment of goodwill and intangible assets	—	23,284	—	23,284
Impairment of multi-client data library	399	100,100	399	100,100
Write-down of excess and obsolete inventory	151	6,952	151	6,952
Write-down of receivables from INOVA Geophysical	—	5,510	—	5,510
Deferred income taxes	1,452	1,099	7,444	(437)
Change in operating assets and liabilities:
Accounts receivable	(22,933)	(29,597)	69,491	41,943
Unbilled receivables	11,467	34,798	1,630	26,762
Inventories	1,787	(9,620)	2,251	(13,892)
Accounts payable, accrued expenses and accrued royalties	13,412	26,553	(30,264)	(4,771)
Deferred revenue	1,005	(4,229)	(1,571)	(8,382)
Other assets and liabilities	(1,446)	7,811	(6,720)	11,549
Net cash provided by (used in) operating activities	19,472	42,804	(16,524)	129,780
Cash flows from investing activities:
Investment in multi-client data library	(17,406)	(10,445)	(45,558)	(67,785)
Purchase of property, plant, equipment and seismic rental equipment	(1,640)	(1,422)	(19,241)	(8,264)
Repayment of (net advances to) INOVA Geophysical	—	—	—	1,000
Net investment in and advances to OceanGeo B.V. prior to its consolidation	—	—	—	(3,074)
Net proceeds from sale of Source product line	—	—	—	14,394
Proceeds from sale of cost method investments	—	14,051	—	14,051
Other investing activities	1	—	1,263	928
Net cash used in investing activities	(19,045)	2,184	(63,536)	(48,750)
Cash flows from financing activities:
Payments under revolving line of credit	—	—	—	(50,000)
Borrowings under revolving line of credit	—	—	—	15,000
Repurchase of common stock	(1,989)	—	(1,989)	—
Payments on notes payable and long-term debt	(2,021)	(1,261)	(7,452)	(12,998)
Cost associated with issuance of debt	1	(68)	(145)	(2,194)
Acquisition of non-controlling interest	—	—	—	(6,000)
Proceeds from employee stock purchases and exercise of stock options	(21)	154	73	577
Other financing activities	—	(359)	—	(359)
Net cash used in financing activities	(4,030)	(1,534)	(9,513)	(55,974)
Effect of change in foreign currency exchange rates on cash and cash equivalents	297	307	898	496
Net increase (decrease) in cash and cash equivalents	(3,306)	43,761	(88,675)	25,552
Cash and cash equivalents at beginning of period	88,239	129,847	173,608	148,056
Cash and cash equivalents at end of period	$84,933	$173,608	$84,933	$173,608

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net revenues:
Solutions:
New Venture	$12,979	$22,150	$48,294	$98,649
Data Library	38,378	36,076	63,326	66,180
Total multi-client revenues	51,357	58,226	111,620	164,829
Data Processing	11,899	21,944	45,630	113,075
Total	63,256	80,170	157,250	277,904
Systems:
Towed Streamer	2,743	8,213	15,016	43,995
Other	5,793	8,256	21,253	44,422
Total	8,536	16,469	36,269	88,417
Software:
Software Systems	5,368	7,819	24,764	36,203
Services	306	592	3,230	3,790
Total	5,674	8,411	27,994	39,993
Ocean Bottom Services	—	31,790	—	103,244
Total	$77,466	$136,840	$221,513	$509,558
Gross profit (loss):
Solutions	$20,462	$(75,552)	$13,508	$(24,345)
Systems	3,404	(1,459)	10,829	29,829
Software	3,740	5,447	17,937	28,835
Ocean Bottom Services	(4,788)	9,482	(34,271)	27,904
Total	$22,818	$(62,082)	$8,003	$62,223
Gross margin:
Solutions	32%	(94)%	9%	(9)%
Systems	40%	(9)%	30%	34%
Software	66%	65%	64%	72%
Ocean Bottom Services	—%	30%	—%	27%
Total	29%	(45)%	4%	12%
Income (loss) from operations:
Solutions	$11,850	$(92,386)	$(28,916)	$(80,653)
Systems	(75)	(33,356)	(2,735)	(23,521)
Software	1,874	3,227	9,748	20,212
Ocean Bottom Services	(5,900)	6,737	(40,756)	19,070
Corporate and other	(8,129)	(20,258)	(37,973)	(53,037)
Total	$(380)	$(136,036)	$(100,632)	$(117,929)
Operating margin:
Solutions	19%	(115)%	(18)%	(29)%
Systems	(1)%	(203)%	(8)%	(27)%
Software	33%	38%	35%	51%
Ocean Bottom Services	—%	21%	—%	18%
Corporate and other	(10)%	(15)%	(17)%	(10)%
Total	—%	(99)%	(45)%	(23)%

Reconciliation of Adjusted EBITDA to Net Loss
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income (loss) before interest expense, interest income, income taxes, depreciation and amortization, gains on sale of cost method investments and the Source product line, and other non-cash charges including, without limitation, equity in losses of investments, reduction of loss contingency related to legal proceedings and the impairment and write-down of assets. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net loss	$(5,254)	$(181,528)	$(25,154)	$(127,518)
Interest expense, net	4,667	4,603	18,753	19,382
Income tax expense	447	6,321	4,044	20,582
Depreciation and amortization expense	18,120	25,027	62,311	92,030
Equity in losses of investments	—	40,458	—	49,485
Reduction of loss contingency related to legal proceedings	—	—	(101,978)	(69,557)
Write-down of multi-client data library	399	100,100	399	100,100
Impairment of goodwill and intangible assets	—	23,284	—	23,284
Write-down of receivables from INOVA Geophysical	—	5,510	—	5,510
Write-down of excess and obsolete inventory	—	6,952	—	6,952
Gain on sale of cost method investments	—	(5,463)	—	(5,463)
Gain on sale of Source product line	—	—	—	(6,522)
Adjusted EBITDA	$18,379	$25,264	$(41,625)	$108,265

Reconciliation of Restructuring and Special Items to Diluted Earnings per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income (loss) from operations or net income (loss) excluding certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the twelve months ended December 31, 2015 and the three and twelve months ended December 31, 2014.

	Twelve Months Ended December 31, 2015
		Restructuring and Special Items by Segment
	As Reported	Solutions(a)	Software(a)	Systems(a)	Corporate and Other		As Adjusted
Net revenues	$221,513	$—	$—	$—	$—		$221,513
Cost of sales	213,510	(3,193)	(225)	(311)	(252)	(a)	209,529
Gross profit	8,003	3,193	225	311	252		11,984
Operating expenses	108,635	(1,102)	(223)	(1,031)	(877)	(a)	105,402
Income (loss) from operations	(100,632)	4,295	448	1,342	1,129		(93,418)
Operating margin	(45)%						(42)%
Interest expense, net	(18,753)	—	—	—	—		(18,753)
Other income (expense), net	98,275	—	—	—	(100,360)	(b)	(2,085)
Income tax expense	4,044	—	—	—	269	(c)	4,313
Net income (loss)	(25,154)	4,295	448	1,342	(99,500)		(118,569)
Net income attributable to noncontrolling interests	32	—	—	—	(172)		(140)
Net income (loss) applicable to common shares	$(25,122)	$4,295	$448	$1,342	$(99,672)		$(118,709)
Net income (loss) per share:
Basic	$(2.29)						$(10.83)
Diluted	$(2.29)						$(10.83)
Weighted average number of common shares outstanding:
Basic	10,957						10,957
Diluted	10,957						10,957

(a)	Represents severance and facility charges related to the Company's restructurings.

(b)	Primarily represents an additional partial reduction in the WesternGeco legal contingency.

(c)	As the Company maintains a valuation allowance for substantially all its deferred tax assets, a majority of these special items have no associated net tax effect.

	Three Months Ended December 31, 2014
		Restructuring and Special Items by Segment
	As Reported	Solutions(1)	Systems(2)	Software(3)	Corporate and Other		As Adjusted
Net revenues	$136,840	$—	$—	$—	$—		$136,840
Cost of sales	198,922	(100,825)	(7,580)	(137)	—		90,380
Gross profit (loss)	(62,082)	100,825	7,580	137	—		46,460
Operating expenses	73,954	(1,915)	(24,912)	(86)	(6,487)	(4)	40,554
Income (loss) from operations	(136,036)	102,740	32,492	223	6,487		5,906
Operating margin	(99)%						4%
Interest expense, net	(4,603)	—	—	—	—		(4,603)
Equity in losses of investments	(40,458)	—	—	—	34,199	(5)	(6,259)
Other income (expense), net	5,890	—	—	—	(5,463)	(6)	427
Income tax expense	6,321	283	—	26	—		6,630
Net income (loss)	(181,528)	102,457	32,492	197	35,223		(11,159)
Net loss attributable to noncontrolling interests	650	(504)	—	—	—		146
Net income (loss) applicable to common shares	$(180,878)	$101,953	$32,492	$197	$35,223		$(11,013)
Net income (loss) per share:
Basic	$(16.51)						$(1.01)
Diluted	$(16.51)						$(1.01)
Weighted average number of common shares outstanding:
Basic	10,953						10,953
Diluted	10,953						10,953

(1)	Primarily relates to the write-down of the multi-client data library, in addition to the impairment of intangible assets and severance-related charges within the Solutions segment.

(2)	Primarily relates to the write-down of goodwill, in addition to inventory write-downs, bad debt and severance-related charges within the Systems segment.

(3)	Represents severance-related charges within the Software segment.

(4)	Represents the write-down of receivables due from INOVA Geophysical, in addition to severance-related charges.

(5)
Represents the full write-down of Company's equity method investment in INOVA Geophysical of $30.7 million, in addition to the Company's share of charges related excess and obsolete inventory and customer bad debts of $3.5 million.

(6)	Represents a non-recurring gain on sale of a cost method investment.

	Twelve Months Ended December 31, 2014
		Restructuring and Special Items by Segment
	As Reported	Solutions(a)	Systems(a)	Software(a)	Corporate and Other		As Adjusted
Net revenues	$509,558	$—	$—	$—	$—		$509,558
Cost of sales	447,335	(100,825)	(7,580)	(137)	—		338,793
Gross profit	62,223	100,825	7,580	137	—		170,765
Operating expenses	180,152	(1,915)	(24,912)	(86)	(6,487)	(a)	146,752
Income (loss) from operations	(117,929)	102,740	32,492	223	6,487		24,013
Operating margin	(23)%						5%
Interest expense, net	(19,382)	—	—	—	—		(19,382)
Equity in losses of investments	(49,485)	—	—	—	34,199	(a)	(15,286)
Other income (expense), net	79,860	—	(6,522)	—	(75,020)	(b)	(1,682)
Income tax expense	20,582	283	(357)	26	—		20,534
Net income (loss)	(127,518)	102,457	26,327	197	(34,334)		(32,871)
Net income attributable to noncontrolling interests	(734)	(504)	—	—	—		(1,238)
Net income (loss) applicable to common shares	$(128,252)	$101,953	$26,327	$197	$(34,334)		$(34,109)
Net income (loss) per share:
Basic	$(11.72)						$(3.12)
Diluted	$(11.72)						$(3.12)
Weighted average number of common shares outstanding:
Basic	10,939						10,939
Diluted	10,939						10,939

(a)	Relates to the restructuring and special items impacting the fourth quarter 2014. See the notes for the three months ended December 31, 2014 for description of these restructuring and special items.

(b)
In addition to the sale of a cost method investment of $5.5 million in the fourth quarter 2014, the Company's first quarter results were impacted by a reduction in the WesternGeco legal contingency by $69.6 million and in the second quarter a non-recurring gain on the sale of the marine source product line of $6.5 million (before tax).

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